UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2025

RAPT Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38997	47-3313701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

561 Eccles Avenue
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 489-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RAPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Underwritten Public Offering

On October 21, 2025, RAPT Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, TD Securities (USA) LLC, Guggenheim Securities, LLC, Wells Fargo Securities, LLC and LifeSci Capital LLC, as representatives of the several underwriters set forth therein (collectively, the “Underwriters”), relating to the public offering, issuance and sale of 8,333,334 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in an underwritten public offering (the “Offering”). The price to the public in the Offering is $30.00 per share of Common Stock, and the Underwriters have agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $28.20 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days from the date thereof, to purchase up to an additional 1,250,000 shares of Common Stock. The Company estimates that the net proceeds from the Offering will be approximately $234.4 million, or approximately $269.7 million if the Underwriters exercise in full their option to purchase additional shares of Common Stock, in each case after deducting underwriting discounts and commissions and estimated Offering-related expenses. Based on the Company’s current operating plans, the Company estimates the net proceeds from the Offering, together with its existing cash, cash equivalents and marketable securities, will be sufficient for the Company to fund its operations into 2028. The Company has based this estimate on assumptions that may prove to be wrong, and the Company could deplete its capital resources sooner than it currently expects.

The closing of the Offering is expected to occur on October 23, 2025, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 and an accompanying prospectus (File No. 333-273910) previously filed with the Securities and Exchange Commission (“SEC”) and a prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares of Common Stock in the Offering and related consent is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated completion of the Offering, the expected net proceeds of the Offering and the Company’s current operating plan and the Company’s anticipated cash runway. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Additionally, the process of conducting preclinical studies and testing product candidates in clinical trials is costly, and the timing of progress and expenses in these studies and trials is uncertain. Furthermore, the Company may seek additional capital due to favorable market conditions or strategic considerations, even if it believes that it has sufficient funds for its current or future operating plans. The Company cautions the public not to place undue reliance on the forward-looking statements contained in this Current Report on Form 8-K. Risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025, and in the preliminary prospectus supplement related to the Offering filed with the SEC on October 21, 2025, and in the final prospectus supplement related to the Offering filed with the SEC on October 22, 2025. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 21, 2025.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPT Therapeutics, Inc.

Date:	October 23, 2025	By:	/s/ Rodney Young
Rodney Young Chief Financial Officer